EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2024 RESULTS

Quarterly revenue of $821 million;

GAAP EPS of $0.45 and adjusted EPS of $0.97

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its first quarter 2024 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q1 2024	% Change Q1 2023
Revenue	$820.9	(27%)
Gross profit	$257.5	(30%)
Net income	$17.3	(79%)
GAAP diluted EPS	$0.45	(78%)
Adjusted diluted EPS*	$0.97	(61%)
Adjusted EBITDA*	$97.7	(46%)

*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights

•	First quarter revenue was in line with expectations with all business segments in line with or slightly better than expectations. Earnings were better than expected, driven primarily by proactive expense management.

•	AMN made progress in the first quarter, with year-over-year volume growth in language services, allied therapy, imaging and schools, and stabilizing trends in interim leadership.

•	Rollout of our ShiftWise Flex platform surpassed 36% of our VMS clients' spend, and Technology and Workforce Solutions produced 37% of total segment operating income.

•	Cash flow from operations was strong at $81 million in the first quarter.

•	Our net leverage ratio at quarter end was 2.4:1.

1

“While we see healthy trends in some key businesses in our diversified set of solutions, this is overshadowed by weaker demand and a continued competitive environment in our largest business, nurse staffing,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “AMN continues to innovate and modify our solutions to partner with health systems as they make transformational changes that include new labor models. This includes broadening our market reach to help more clients develop and implement cost-effective, high-quality workforce solutions to enable them to meet the growth in healthcare demand.”

Ms. Grace continued, “We continue to proactively manage expenses and capital spending in the near term amidst lower travel nurse demand, while maintaining progress on key long-term objectives that will build value for all our stakeholders.”

First Quarter 2024 Results

Consolidated revenue for the quarter was $821 million, a 27% decrease from prior year and flat compared with prior quarter. Net income was $17 million (2.1% of revenue), or $0.45 per diluted share, compared with $84 million (7.5% of revenue), or $2.02 per diluted share, in the first quarter of 2023. Adjusted diluted EPS in the first quarter was $0.97 compared with $2.49 in the same quarter a year ago.

Revenue for the Nurse and Allied Solutions segment was $519 million, lower by 37% year over year and down 3% from the prior quarter. Travel nurse staffing revenue dropped by 44% year over year and 5% sequentially. Allied division revenue declined 13% year over year and was up 4% versus prior quarter.

The Physician and Leadership Solutions segment reported revenue of $189 million, up 14% year over year and 12% sequentially. Locum tenens revenue was $145 million, 36% higher

2

year over year and 17% higher sequentially, with growth coming primarily from the MSDR acquisition. Interim leadership revenue was down by 25% year over year, though it grew 3% from prior quarter. Our physician and leadership search businesses saw revenue decline by 29% year over year and 12% quarter over quarter.

Technology and Workforce Solutions segment revenue was $113 million, a decrease of 17% year over year and flat sequentially. Language services revenue was $71 million in the quarter, 16% higher than the prior year and up 4% sequentially. Vendor management systems revenue was $29 million, 46% lower year over year and down 5% from the prior quarter.

Consolidated gross margin was 31.4%, 140 basis points lower year over year and down 50 basis points sequentially. Gross margin dropped year over year primarily because of the growth of lower-margin locum tenens revenue, lower nurse staffing margin, and less revenue from the higher-margin business lines. That change was offset in part by a revenue mix shift toward higher-margin segments.

Consolidated SG&A expenses were $175 million, or 21.3% of revenue, compared with $206 million, or 18.3% of revenue, in the same quarter last year. SG&A was $185 million, or 22.7% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs was driven primarily by lower employee compensation amid lower placement volumes. Compared with the prior quarter, SG&A expenses were lower as fourth quarter 2023 expenses were increased by acquisition, integration and other costs associated with the MSDR acquisition.

Income from operations was $40 million with an operating margin of 4.9%, compared with $126 million and 11.2%, respectively, in the same quarter last year. Adjusted EBITDA was $98 million, a year-over-year decrease of 46%. Adjusted EBITDA margin was 11.9%, 400 basis points lower than the year-ago period.

At March 31, 2024, cash and cash equivalents totaled $51 million. Cash flow from operations was $81 million for the first quarter, and capital expenditures were $18 million. The Company ended the quarter with total debt outstanding of $1.275 billion and a net leverage ratio of 2.4 to 1 as calculated under the terms of our credit agreement.

3

Second Quarter 2024 Outlook

Metric	Guidance*
Consolidated revenue	$730 - $750 million
Gross margin	30.7% - 31.2%
SG&A as percentage of revenue	21.5% - 22.0%
Operating margin	3.0% - 3.7%
Adjusted EBITDA margin	11.0% - 11.5%

*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the second quarter of 2024 is expected to be 24-26% lower than prior year and 9-11% lower sequentially. Nurse and Allied Solutions segment revenue is expected to be down 36-38% year over year. Physician and Leadership Solutions segment revenue is expected to grow approximately 10% year over year. Technology and Workforce Solutions segment revenue is projected to be approximately 12% lower year over year.

Second quarter estimates for certain other financial items include depreciation of $18 million, depreciation in cost of revenue of $1.8 million, non-cash amortization expense of $25 million, share-based compensation expense of $7 million, integration and other expenses of $7 million, interest expense of $16 million, an adjusted tax rate of 30%, and 38.3 million diluted average shares outstanding.

4

Conference Call on May 9, 2024

AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its first quarter 2024 financial results and second quarter 2024 outlook on Thursday, May 9, 2024 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Registrants will receive confirmation and dial-in details. Following the conclusion of the call, a replay of the webcast will be available at the Company’s investor relations website.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, permanent placement, executive search, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material

5

information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of

6

1934, as amended. Forward-looking statements include, among others, statements concerning future demand for staffing and other services, wage and bill rates, our ability to modify our solutions and meet the needs of our markets or align with our clients, the competitive environment in nurse staffing, our ability to manage expenses, our long-term growth opportunities and sales pipeline, second quarter 2024 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, share-based compensation expense, integration and other expenses, interest expense, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, internal travel agencies and float pools, telemedicine or otherwise and successfully hire and retain permanent staff, (ii) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market or economic conditions, (iii) the magnitude and duration of the effects of the post-COVID-19 pandemic environment or any future pandemic or health crisis on demand and supply trends, our business, its financial condition and our results of operations, (iv) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (v) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (vi) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (vii) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our

7

business, (viii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, other solutions and providers, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (ix) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (x) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) our ability to consummate and effectively incorporate acquisitions into our business, (xii) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xiii) the extent to which the Great Resignation or a future spike in the COVID-19 pandemic or other pandemic or health crisis may disrupt our operations due to the unavailability of our employees or healthcare professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities and (xv) the severity and duration of the impact the labor market, economic downturn or COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2023. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations & Strategy

866.861.3229

8

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023
Revenue	$820,878	$1,126,223	$818,269
Cost of revenue	563,372	757,377	557,321
Gross profit	257,506	368,846	260,948
Gross margin	31.4%	32.8%	31.9%
Operating expenses:
Selling, general and administrative (SG&A)	174,842	205,599	185,463
SG&A as a % of revenue	21.3%	18.3%	22.7%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	42,719	37,577	41,315
Total operating expenses	217,561	243,176	226,778
Income from operations	39,945	125,670	34,170
Operating margin (1)	4.9%	11.2%	4.2%

Interest expense, net, and other (2)	16,628	10,259	20,165

Income before income taxes	23,317	115,411	14,005

Income tax expense	5,989	31,301	1,516
Net income	$17,328	$84,110	$12,489
Net income as a % of revenue	2.1%	7.5%	1.5%

Other comprehensive income:
Unrealized gains on available-for-sale securities, net, and other	84	146	187
Other comprehensive income	84	146	187

Comprehensive income	$17,412	$84,256	$12,676

Net income per common share:
Basic	$0.45	$2.03	$0.33
Diluted	$0.45	$2.02	$0.33
Weighted average common shares outstanding:
Basic	38,114	41,378	38,063
Diluted	38,197	41,570	38,167

9

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31, 2024	December 31, 2023	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$50,560	$32,935	$28,516
Accounts receivable, net	578,647	623,488	687,645
Accounts receivable, subcontractor	97,516	117,703	276,655
Prepaid and other current assets	64,023	67,559	78,248
Total current assets	790,746	841,685	1,071,064
Restricted cash, cash equivalents and investments	71,912	68,845	67,594
Fixed assets, net	194,537	191,385	155,276
Other assets	252,397	236,796	197,325
Goodwill	1,114,757	1,111,549	935,319
Intangible assets, net	449,248	474,134	454,485
Total assets	$2,873,597	$2,924,394	$2,881,063

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$316,016	$343,847	$473,764
Accrued compensation and benefits	280,513	278,536	269,237
Other current liabilities	27,374	33,738	60,600
Total current liabilities	623,903	656,121	803,601
Revolving credit facility	425,000	460,000	140,000
Notes payable, net	844,984	844,688	843,801
Deferred income taxes, net	15,472	23,350	16,113
Other long-term liabilities	110,047	108,979	121,774
Total liabilities	2,019,406	2,093,138	1,925,289

Commitments and contingencies

Stockholders’ equity:	854,191	831,256	955,774

Total liabilities and stockholders’ equity	$2,873,597	$2,924,394	$2,881,063

10

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023

Net cash provided by (used in) operating activities	$81,386	$43,434	$(41,130)
Net cash used in investing activities	(21,399)	(32,431)	(323,731)
Net cash provided by (used in) financing activities	(38,973)	(44,457)	363,495
Net increase (decrease) in cash, cash equivalents and restricted cash	21,014	(33,454)	(1,366)
Cash, cash equivalents and restricted cash at beginning of period	108,273	137,872	109,639
Cash, cash equivalents and restricted cash at end of period	$129,287	$104,418	$108,273

11

AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023
Reconciliation of Non-GAAP Items:

Net income	$17,328	$84,110	$12,489
Income tax expense	5,989	31,301	1,516
Income before income taxes	23,317	115,411	14,005
Interest expense, net, and other	16,628	10,259	20,165
Income from operations	39,945	125,670	34,170
Depreciation and amortization	42,719	37,577	41,315
Depreciation (included in cost of revenue) (3)	1,798	1,257	1,817
Share-based compensation	7,739	10,318	2,578
Acquisition, integration, and other costs (4)	5,465	4,742	24,124
Adjusted EBITDA (5)	$97,666	$179,564	$104,004

Adjusted EBITDA margin (6)	11.9%	15.9%	12.7%

Net income	$17,328	$84,110	$12,489
Adjustments:
Amortization of intangible assets	24,886	21,657	23,416
Acquisition, integration, and other costs (4)	5,465	4,742	24,124
Fair value changes of equity investments and instruments (2)	—	—	6,701
Cumulative effect of change in accounting principle (7)	—	2,974	—
Tax effect on above adjustments	(7,891)	(7,637)	(14,103)
Tax effect of COLI fair value changes (8)	(2,734)	(1,807)	(3,446)
Excess tax deficiencies (benefits) related to equity awards (9)	174	(682)	1,174
Adjusted net income (10)	$37,228	$103,357	$50,355

GAAP diluted net income per share (EPS)	$0.45	$2.02	$0.33
Adjustments	0.52	0.47	0.99
Adjusted diluted EPS (11)	$0.97	$2.49	$1.32

12

AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023
Revenue
Nurse and allied solutions	$519,297	$824,480	$537,588
Physician and leadership solutions	188,797	165,757	168,161
Technology and workforce solutions	112,784	135,986	112,520
	$820,878	$1,126,223	$818,269

Segment operating income (12)
Nurse and allied solutions	$53,342	$113,445	$62,838
Physician and leadership solutions	22,222	25,100	21,801
Technology and workforce solutions	44,270	67,010	41,439
	119,834	205,555	126,078
Unallocated corporate overhead (13)	22,168	25,991	22,074
Adjusted EBITDA (5)	$97,666	$179,564	$104,004

Gross Margin
Nurse and allied solutions	25.1%	25.9%	25.5%
Physician and leadership solutions	31.6%	35.2%	33.3%
Technology and workforce solutions	59.9%	71.4%	60.5%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	11,524	15,122	11,869

Physician and leadership solutions
Days filled (15)	56,849	46,900	49,645
Revenue per day filled (16)	$2,555	$2,275	$2,491

	As of March 31,		As of December 31,
	2024	2023	2023
Leverage ratio (17)	2.4	1.3	2.2

13

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosure

Reconciliation of Guidance Operating Margin to Guidance

Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	June 30, 2024
	Low(18)	High(18)

Operating margin	3.0%	3.7%
Depreciation and amortization (total)	6.1%	6.0%
EBITDA margin	9.1%	9.7%
Share-based compensation	0.9%	0.9%
Acquisition, integration, and other costs	1.0%	0.9%
Adjusted EBITDA margin	11.0%	11.5%

(1)	Operating margin represents income from operations divided by revenue.
(2)	Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three months ended March 31, 2024, acquisition and integration costs were approximately $0.8 million, expenses related to the closures of certain office leases were approximately $0.5 million, certain legal expenses of approximately $1.2 million, restructuring expenses and other costs associated with exit or disposal activities were approximately $1.0 million, and other nonrecurring expenses were approximately $2.0 million. For the three months ended March 31, 2023, acquisition and integration costs were approximately $1.0 million, expenses related to the closures of certain office leases were approximately $1.1 million, certain legal expenses were approximately $1.0 million, restructuring expenses and other costs associated with exit or disposal activities were approximately $1.8 million, and other nonrecurring expenses were approximately $(0.2) million. For the three months ended December 31, 2023, acquisition and integration costs were approximately $10.4 million, expenses related to the closures of certain office leases were approximately $1.1 million, certain legal expenses were approximately $(0.1) million, restructuring expenses and other costs associated with exit or disposal activities were approximately $10.2 million, and other nonrecurring expenses were approximately $2.5 million.
(5)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)	As a result of a change in accounting principle on January 1, 2023 related to forfeitures of share-based awards, the Company recognized the cumulative effect of the change in share-based compensation expense during the three months ended March 31, 2023. The cumulative effect of the change in accounting principle is immaterial to prior periods and, therefore, was recognized in the current period. Since the cumulative effect is unrelated to the Company’s operating performance for the three months ended March 31, 2023, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(8)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(9)	The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation and the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.

14

(10)	Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) certain legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) cumulative effect of change in accounting principle, (G) tax effect, if any, of the foregoing adjustments, (H) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (I) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (J) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(11)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(12)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement accrual changes, and share-based compensation.
(13)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(14)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the 12-month period ended at the end of the subject period.
(18)	Guidance percentage metrics are approximate.

15